Exhibit 99.1

Chittenden Corporation
2 Burlington Square
P.O. Box 820
Burlington, Vermont 05402-0820	Kirk W. Walters
802-658-4000	(802) 660-1561

For Immediate Release

May 4, 2007	34/07

REDEMPTION OF 8.00% TRUST PREFERRED SECURITIES

OF CHITTENDEN CAPITAL TRUST I

Chittenden Corporation (NYSE: CHZ) announced today that, as part of its previously reported debt redemption and refinancing plan, it is calling for redemption of the remaining outstanding ($125,000,000 aggregate principal amount) 8.00% Junior Subordinated Notes due 2032 (the “Junior Subordinated Notes”). The redemption of the Junior Subordinated Notes will cause the property trustee of Chittenden Capital Trust I (NYSE: CHZPrA) (the “Trust”) to call for redemption all outstanding ($125,000,000 liquidation amount) 8.00% Trust Preferred Securities of the Trust. The redemption date will be July 1, 2007. The Trust Preferred Securities called for redemption will be redeemed at a redemption price equal to the $25 liquidation amount for each of the Trust Preferred Securities to be redeemed plus accumulated but unpaid distributions to the redemption date.

Notice of redemption is being sent to the registered holder of the Trust Preferred Securities. Copies of the notice of redemption may be obtained from The Bank of New York, the trustee for the Trust, at: The Bank of New York, Attn: Bondholder Relations/Redemption Unit, 111 Sanders Creek Parkway, East Syracuse, New York, 13057 (phone: 1-800-254-2826).

The Trust Preferred Securities are held only in book-entry form through The Depository Trust Company (“DTC”). DTC will redeem the securities in accordance with its procedures and will notify holders.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Chittenden is a bank holding company headquartered in Burlington, Vermont. Through its subsidiary banks1, the Company offers a broad range of financial products and services to customers throughout Northern New England, Massachusetts and Connecticut, including deposit accounts and services; commercial and consumer loans; insurance; and investment and trust services to businesses, individuals, and the public sector. Chittenden Corporation’s news releases, including earnings announcements, are available on the Company’s website.

[1]

Chittenden’s subsidiaries are Chittenden Trust Company, The Bank of Western Massachusetts, Flagship Bank and Trust Company, Maine Bank & Trust Company, and Ocean National Bank. Chittenden Trust Company also operates under the names Chittenden Bank, Chittenden Services Group, Chittenden Mortgage Services, and it owns Chittenden Insurance Group, LLC, and Chittenden Securities, LLC and Chittenden Commercial Finance.